Exhibit 10.11

START-UP AGREEMENT

THIS START-UP AGREEMENT (this “SUA”) is made effective as of the Effective Date (defined below) by and between Pathos AI, Inc., having its principal offices at 600 W Chicago Ave Suite 150, Chicago, IL 60654 (referred to as "Sponsor") and Tempus Compass, LLC with a place of business at 600 West Chicago Avenue Suite 510. Chicago, IL 60654, and its Affiliates (collectively referred to as "Tempus Compass").

Sponsor desires to retain Tempus Compass to provide the services described in the Budget Proposal dated 21May2024 ("Services") attached hereto as Exhibit A, in support of the Protocol No. entitled, “A Phase 1b/2a, Multicenter, Open-Label Study of Pocenbrodib as Monotherapy and in Combination With Abiraterone Acetate, Olaparib, or 177Lu-PSMA-617 in Participants With Metastatic Castration-Resistant Prostate Cancer (mCRPC)” ("Study").

Sponsor hereby authorizes Tempus Compass to proceed with tasks associated with the preparation and initiation of the Study, notwithstanding the fact that a formal agreement has not yet been executed by the parties.

1.
Commencement of Services and Term
1.1
Upon signature of this SUA by both parties, Tempus Compass will proceed with the initial Services required for conduct of the Study, provided, however, no Study product will be shipped or already on site, and no subjects screened or dosed during the term of this SUA. The parties recognize that this SUA is necessary to commence the Study within the proposed timelines; provided, however, Sponsor and Tempus Compass agree that a signed definitive agreement is necessary to proceed with the Study beyond the initial preparation and initiation services. The parties will negotiate in good faith to execute a definitive agreement relating to the Services no later than ninety (90) days from the Effective Date as may be extended by the mutual agreement of the parties (the "Negotiation Period"). For the Purposes of this SUA, “Effective Date” means the date upon which the board of directors of Tempus AI, Inc. (Affiliate and parent company of Tempus Compass, LLC) approves the transaction memorialized in this SUA.
2.
Termination
2.1
In the event that a definitive agreement for the Study is not executed prior to the conclusion of the Negotiation Period, this SUA shall continue in effect unless terminated in accordance with this Section 2.1. Either party may terminate this SUA at any time during the Negotiation Period with written notice to the other party. This SUA may be terminated or expire as described above without either party incurring any further liability to the other party except as described below. At the expiration or termination of this SUA, any regulatory obligations assumed by Tempus Compass are immediately transferred back to Sponsor.
3.
Funding
3.1
Upon the execution of this SUA, Sponsor will advance funding (“SUA Funds”) to Tempus Compass in the amount of $1,709,326 for application to Tempus Compass direct professional Service fees (excluding VAT or applicable taxes).
3.2
In the event Tempus Compass earns fees in excess of the SUA Funds, Sponsor will be invoiced for the Services performed by Tempus Compass in accordance with Exhibit A. Invoices will be prepared monthly with payment due thirty (30) days from the receipt of the invoice. Expenses incurred during the Negotiation Period will be invoiced to Sponsor monthly as incurred with payment due thirty (30) days from the receipt of the invoice. Any amounts paid under this SUA shall be applied to the definitive agreement. Even in the event a definitive agreement is not executed or this SUA is terminated by either party, Sponsor shall compensate Tempus Compass for all Services performed and expenses incurred.

3.3
If any SUA Funds are unused at the time of the execution of the subsequent definitive agreement, the remaining SUA Funds will be applied to the amounts required under the definitive agreement.
3.4
In the event a definitive agreement is not executed or this SUA is terminated prior to the conclusion of the Negotiation Period, any remaining SUA Funds balance will be credited to Sponsor within thirty (30) days following the completion of a final reconciliation of all Services and expenses. Sponsor may audit the expense documentation at any time following the execution of the SUA and up to one (1) year following completion of the Services performed by Tempus Compass.
3.5
All invoices shall be paid by wire transfer or ACH in accordance with the instructions provided by Tempus Compass. Sponsor waives its right to dispute such invoice(s) on such account. If a dispute arises between the Parties in respect of any part of an invoice, Sponsor must pay all undisputed portions of the invoice within the stipulated invoice period.
4.
Indemnification
4.1
Sponsor will defend, indemnify, save and hold harmless Tempus Compass and its directors, officers, employees, and agents from and against any third party claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including reasonable attorneys' fees to the extent that they arise out of or in connection with or attributable to the performance of the Services, except any claim to the extent that it is determined to have resulted from the negligence or intentional misconduct on the part of Tempus Compass or its employees.
5.
Insurance
5.1
During the term of the Study and for at least one (1) year thereafter, Sponsor will maintain product liability insurance underwritten by a reputable insurer which: (i) is appropriate for the Study; (ii) does not contain exclusions that would preclude claims by participating Study participants which arise from the Study in relation to the test materials where the Study participant has reasonably complied with the Protocol; and

(iii) provides coverage for claims relating to the test materials or Study in amounts required by applicable law and sufficient to cover claims of Study participants engaged in the Study. If Tempus Compass requests in writing, Sponsor will produce a certificate of insurance for inspection.

6.
Confidentiality
6.1
"Confidential Information", means all proprietary and confidential information provided orally, in writing, or as observed on visits to facilities and which relate to new or existing products and/or business operations, including, without limitation, study protocols, product development plans, standard operating procedures, pricing information, business methods, trade secrets, business processes, business plans, inventions, techniques, information provided by third parties (including pricing by third party providers) or other third party information provided to disclosing party under an obligation of confidentiality, and other information not readily available to the public relating to the disclosing party including discussions regarding subject matter of potential future services. To the extent practical, Confidential Information shall be disclosed in documentary or tangible form and marked "Confidential" or "Proprietary". In the case of disclosures in non-documentary form, made orally or by visual inspection, the disclosing party shall confirm in writing the fact and general nature of each such disclosure within thirty (30) days after it is made. Notwithstanding the foregoing, it is agreed that failure to mark documents or reduce oral disclosures to writing shall not alleviate the receiving party of its obligations under this SUA if the disclosed information would reasonably be considered confidential based upon the nature of the information or the circumstances surrounding its disclosure.
6.2
The parties will exchange Confidential Information during the term of this SUA which is not available to the public and each party (a) will use the same level of efforts it uses to maintain its own Confidential Information in confidence, but no less than a reasonable degree of care, and (b) will not use or disclose such Confidential Information to any third parties, except disclosures to the receiving party's employees, agents and representatives or to third parties whose services are required for the performance of this SUA.

6.3
Each party must employ reasonable and appropriate procedures to prevent unauthorized publication or disclosure of Confidential Information, except to the extent that it may be required by applicable law to disclose the information.
6.4
If it is reasonably necessary for a receiving party to disclose the disclosing party's Confidential Information to a third party in order to perform under this SUA, the receiving party will obtain written approval from the disclosing party for the third party disclosure, and will obtain a written agreement limiting the disclosure by and use of the Confidential Information by the third party.
6.5
If the disclosing party so requests in writing, the receiving party will, at the option and expense of the disclosing party, return or destroy the Confidential Information, except that in any event the receiving party may retain a single copy of the Confidential Information and related materials in its archives for the purposes of demonstrating or ensuring its compliance with this SUA or applicable law, provided that such archival copy will remain subject to the restrictions of this SUA.
6.6
The confidentiality provisions contained in this SUA continue to have effect for five (5) years after the expiry or other termination of the remainder of this SUA.
6.7
The confidential provisions of this Section 6 do not apply to any part of the Confidential Information which (a) is known to the receiving party at the time it was obtained from the disclosing party, (b) is acquired by the receiving party from a third party that did not obtain such information directly or indirectly from the disclosing party while under an obligation not to disclose it, (c) is or becomes published or otherwise enters the public domain other than by violation of this SUA by the receiving party, (d) is independently developed by or for the receiving party without reference to or reliance upon the information provided by the disclosing party, (e) is required to be disclosed by the receiving party to comply with applicable law, provided that the receiving party provides prompt written notice of such disclosure to the disclosing party and cooperates with the disclosing party's reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, or (f) is used or disclosed with the written consent of the disclosing party.
7.
Ownership
7.1
Except for the work product that is the proprietary property of Tempus Compass, all work, information, data and materials provided by Sponsor to Tempus Compass or generated hereunder shall remain the exclusive proprietary property of Sponsor. To the extent necessary for Sponsor to achieve its objectives under the Study and reap the benefit of this SUA, Tempus Compass hereby provides Sponsor a perpetual, irrevocable, and royalty-free license to the proprietary property of Tempus Compass, LLC that may be embedded in the proprietary property of Sponsor.
8.
Governing Law
8.1
This SUA will in all events and for all purposes be governed by and construed in accordance with the law of Illinois, except in the case of a conflict of laws provision which would apply the law of another jurisdiction.
9.
Acknowledgment of Competitive Bidding. The Parties acknowledge and agree that the pricing for Services set forth under this Agreement were the result of a competitive bidding process and good faith negotiation. No additional inducement was offered, discussed, or agreed to by the Parties other than the discounts resulting from the competitive bidding process and good faith negotiation.
10.
Counterparts
10.1
This SUA may be executed in two (2) or more counterparts, which taken together will constitute a single legal document. This SUA may be executed by electronic signatures and such signatures will be deemed to bind each party as if they were originals.

[Signature page to follow]

IN WITNESS WHEREOF, authorized representatives of the parties have executed this SUA as of the Effective Date first written above.

PATHOS AI, INC			Tempus Compass, LLC
BY: TEMPUS AI, INC.
ITS MANAGING MEMBER

By:	/s/ Matthew De silva	By:
Name:	Matthew De silva	Name:
Title:	chief operating officer	Title:

Exhibit A

Schedule of Services*/Estimated Budget

Unit Number	Unit Name	Unit Basis	SUA # of Units	SUA Direct Unit Cost	SUA Total Directs
1	REGULATORY AFFAIRS & INVESTIGATOR SERVICES				$63,573
1.02	RegOps Management & Oversight Through Last Site Activated	month	3	$8,080.00	$24,240
1.11	Site Identification and Feasibility	site identified	15	$1,204.00	$18,060
1.12	Master ICF Development	master ICF	1	$2,320.00	$2,320
1.14	Collection and Review of Essential Documents	site	2	$2,527.50	$5,055
1.16	Initial IRB/EC Submissions	site	2	$1,767.00	$3,534
1.18	eTMF Set-up	study	1	$3,496.25	$3,496
1.25	Site Contract and Budget Management	site	2	$3,434.00	$6,868
2	PROJECT MANAGEMENT				$116,534
2.02	Project Management Plan - Initial	plan	1	$3,446.00	$3,446
2.04	Project Management: Start-Up Period Period	month	3	$37,696.00	$113,088
3	STUDY MEETINGS AND TRAINING				$95,430
3.02	Study Kick-off Meeting - Face-to-Face	meeting	1	$26,264.00	$26,264
3.03	CRA Training Meeting - Teleconference	meeting	1	$6,048.00	$6,048
3.04	Sponsor Teleconferences: Start-Up Period	meeting	12	$1,821.00	$21,852
3.12	Internal Team Teleconferences: Start-Up Period	meeting	12	$1,547.00	$18,564
3.16	CRA Team Meetings: Start-Up Period & Phase 1b Dose Escalation	meeting	3	$1,506.00	$4,518
3.23	Initial Team Member Training	training	1	$18,184.00	$18,184
4	CLINICAL OPERATIONS & MONITORING				$46,745
4.02	Clinical Team Lead: Start-Up Period Period	month	3	$11,844.00	$35,532
4.11	Risk Based Monitoring Plan Development	version	1	$1,605.00	$1,605
4.20	Trial Portal - Set Up	study	1	$5,400.00	$5,400
4.25	Site Evaluation Visits - Phone	visit	4	$1,052.00	$4,208
5	DATA MANAGEMENT & BIOMETRICS OVERSIGHT				$310,830
5.01	Develop and Review Data Collection Forms (mock CRF)	development form	50	$347.75	$17,388
5.02	Develop and Review Data Validation Specifications	edit check / manual listing	600	$60.25	$36,150
5.03	Develop and QC EDC Database (form)	development form	50	$345.00	$17,250
5.04	Program and Test Edit Checks	edit check	600	$57.50	$34,500
5.05	Program and Test Custom Functions	per Custom Function	45	$862.50	$38,813
5.06	Program and Test Manual Listings	manual listing	25	$4,177.00	$104,425
5.07	Program and Test Custom Reports	Report	2	$10,563.00	$21,126

Unit Number	Unit Name	Unit Basis	SUA # of Units	SUA Direct Unit Cost	SUA Total Directs
5.09	Prepare and Review CRF Completion Guidelines	development form	50	$120.50	$6,025
5.10	Prepare and Review Annotated CRF	development form	50	$241.00	$12,050
5.11	Develop and Review Data Management Plan	document	1	$4,820.00	$4,820
5.12	Integrated Data Review Plan (IDRP) Development	plan	1	$2,378.00	$2,378
5.13	EDC UAT	development form	50	$180.75	$9,038
5.14	Setup Coding Dictionary	dictionary	2	$3,434.25	$6,869
6	BIOSTATISTICS				$16,360
6.01	Sponsor TCs – Start Up Biostatistics	Per month	3	$378.79	$1,136
6.06	Internal Team TCs – Start Up Biostatistics	Per month	3	$419.74	$1,259
6.11	Study Training – Biostatistics Team	Per hour	6	$381.58	$2,289
6.14	Data Cleaning Plan	Per Plan	1	$2,275.52	$2,276
6.15	Data Cleaning Programming	Per initial program	1	$6,887.05	$6,887
6.17	Biostatistical Project Management	Per month	3	$837.61	$2,513
7	PHARMACOVIGILANCE				$16,418
7.01	Pharmacovigilance Set-Up	project	1	$6,037.00	$6,037
7.03	Safety Database Set-up	project	1	$2,236.00	$2,236
7.19	Pharmacovigilance Lead	months	3	$2,715.00	$8,145
9	GRANT MANAGEMENT				$8,100
9.01	Payment Set Up per Site	site	2	$1,500.00	$3,000
9.02	Payment Management & Oversight	month	3	$1,700.00	$5,100
	Total Direct Fees				$673,991
Total Pass-Through and Medidata EDC Total Investigator Grants					$110,844 $924,491
	Total Budget				$1,709,326

*Additional Services may be rendered by agreement of the Parties.